Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement of Peoples Financial Corporation on Form S-8 (No 333-144181) of our report dated March 19, 2025, on our audits of the financial statements as of December 31, 2024 and 2023, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 19, 2025.

/s/ EisnerAmper LLP

EISNERAMPERLLP

Baton Rouge, Louisiana

March 19, 2025

Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated March 15, 2023 relating to our audit of the consolidated financial statements of Peoples Financial Corporation, which appears in the Annual Report on Form 10-K of Peoples Financial Corporation for the year ended December 31, 2024.

Atlanta, Georgia

March 19, 2025